Exhibit 3.2

KEYSTONE REIT INC.

ARTICLES OF AMENDMENT

Keystone REIT Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Article SECOND of the charter of the Corporation (the “Charter”) is hereby amended to change the name of the Corporation to:

Blackstone Digital Infrastructure Trust Inc.

SECOND: The foregoing amendment to the Charter was approved by a majority of the entire Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law to be made without action by the stockholders.

THIRD: The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Executive Officer and attested by its Chief Financial Officer this 30th day of March, 2026.

ATTEST:	KEYSTONE REIT INC.

/s/ Anthony F. Marone, Jr.	By: /s/ Nicholas Pell
Name: Anthony F. Marone, Jr.	Name: Nicholas Pell
Title: Chief Financial Officer	Title: Chief Executive Officer

[Signature Page - Keystone REIT Inc. - Articles of Amendment (Name Change)]